INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 33-86102 of the John Hancock Institutional Series Trust (the "Trust") on Form N-1A of our report dated March 29, 2002, appearing in the annual report to shareholders of the Dividend Performers Fund and Focused Small Cap Growth Fund for the year ended February 28, 2002, and our report dated April 5, 2002, appearing in the annual report to shareholders of the Independence Diversified Core Equity Fund II and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement.



/s/Deloitte & Touche LLP
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Boston, Massachusetts
June 27, 2002